ANGI REPORTS Q1 2024

Q1 operating income improves $14 million to $3 million
Q1 Adjusted EBITDA improves 21% to $36 million

DENVER— May 7, 2024—Angi Inc. (NASDAQ: ANGI) released its first quarter results today. A letter to IAC shareholders from Angi Inc, Chairman and IAC CEO Joey Levin is available on the Investor Relations section of IAC’s website at ir.iac.com.

ANGI INC. SUMMARY RESULTS
($ in millions except per share amounts)
	Q1 2024	Q1 2023	Growth

Revenue	$305.4	$355.5	-14%
Operating income (loss)	2.7	(10.9)	NM
Net loss	(1.6)	(15.3)	89%
Diluted (loss) per share	(0.00)	(0.03)	89%
Adjusted EBITDA	36.0	29.7	21%

See reconciliations of GAAP to non-GAAP measures beginning on page 10.

Q1 2024 HIGHLIGHTS
•On April 8, 2024, Angi Inc. announced the appointment of Angi President Jeff Kip to CEO, succeeding Joey Levin. Joey Levin, CEO of IAC, will continue as Chairman of the Angi Board of Directors.
•Revenue was $305 million, down 14% year-over-year driven by declines across the Domestic business, partially offset by 18% International growth.
•Operating income increased $14 million to $3 million and Adjusted EBITDA increased 21% to $36 million driven by growth at Ads and Leads, Services and International.
•Transacting Service Professionals were 192,000 in Q1 2024, down 7% year-over-year though improving sequentially for the 3rd consecutive quarter.
•Monetized Transactions per Services Request increased 24% to 1.34.
•Between February 10, 2024 and May 3, 2024, Angi Inc. repurchased 3.2 million common shares for an aggregate of $7.1 million (average share price of $2.23 per share).
•For the full year 2024, Angi Inc. expects ($20)-$40 million of operating (loss) income and $120-$150 million of Adjusted EBITDA.

Revenue

	Q1 2024	Q1 2023	Growth
($ in millions; rounding differences may occur)
Ads and Leads	$249.6	$293.5	-15%
Services	20.5	32.1	-36%
Total Domestic	$270.0	$325.6	-17%
International	35.4	29.9	18%
Total	$305.4	$355.5	-14%
Pro Forma Services Net Revenue	$20.5	$28.4	-28%
Total Pro Forma Angi Inc. Net Revenue	$305.4	$351.8	-13%

•Revenue was $305.4 million, down 14% year-over-year. Pro Forma revenue decreased 13%, reflecting the residual impact of the change to net revenue recognition for Services in Q1 2023, driven by:

◦Ads and Leads revenue decreasing 15% due to lower service requests driven by ongoing user-experience enhancements and homeowner and service professional acquisition optimizations

◦Services revenue decreasing 28% due to margin-optimization initiatives and lower service requests

◦International revenue increasing 18% driven primarily by a larger service professional network and higher revenue-per-service-professional

Operating income (loss) and Adjusted EBITDA

	Q1 2024	Q1 2023	Growth
($ in millions; rounding differences may occur)
Operating income (loss):
Ads and Leads	$19.8	$13.5	47%
Services	(7.5)	(12.5)	40%
Corporate	(15.1)	(14.9)	-1%
Total Domestic	$(2.8)	$(13.9)	80%
International	5.5	3.0	82%
Total	$2.7	$(10.9)	NM
Adjusted EBITDA:
Ads and Leads	$41.2	$39.9	3%
Services	0.0	(2.2)	NM
Corporate	(11.9)	(12.4)	4%
Total Domestic	$29.3	$25.3	16%
International	6.7	4.4	53%
Total	$36.0	$29.7	21%

•Operating income increased $13.6 million to $2.7 million and Adjusted EBITDA improved 21% to $36.0 million driven by:
◦Ads and Leads operating income increased 47% to $19.8 million reflecting:
▪Adjusted EBITDA increasing 3% to $41.2 million reflecting:
•Lower selling and marketing expense due to lower consumer marketing spend driven by improved efficiency and lower sales-related expenses
•15% lower revenue
▪$2.7 million lower amortization of intangibles

◦Services operating loss decreased 40% to $7.5 million reflecting:
▪Breakeven Adjusted EBITDA compared to a loss of $2.2 million in Q1 2023 due primarily to lower sales and marketing as a result of improved unit economics and exiting complex services
▪$2.8 million lower stock-based compensation expense as a result of exiting complex services and lower overall headcount

◦International operating income increased 82% to $5.5 million and Adjusted EBITDA increased 53% to $6.7 million due primarily to an 18% increase in revenue and operating expense leverage

Income Taxes

The Company recorded an income tax provision of $3.5 million in Q1 2024 due primarily to the impact of stock-based awards and unbenefited losses, partially offset by research credits. The Company recorded an income tax provision of $1.9 million in Q1 2023 despite a pre-tax loss, due primarily to the impact of stock-based awards and foreign income taxed at different rates, partially offset by research credits.

Operating Metrics

	Q1 2024	Q1 2023	Growth

Service Requests (in thousands)	4,126	6,004	-31%
Monetized Transactions (in thousands)	5,511	6,451	-15%
Monetized Transactions per Service Request	1.34	1.07	24%
Transacting Service Professionals (in thousands)	192	206	-7%

Free Cash Flow
For the three months ended March 31, 2024, net cash provided by operating activities attributable to continuing operations was $22.3 million, a $1.1 million increase year-over-year. Free Cash Flow increased $0.2 million to $9.5 million due primarily to higher Adjusted EBITDA, partially offset by unfavorable working capital and $0.9 million higher capital expenditures.

	Three Months Ended March 31,
($ in millions; rounding differences may occur)	2024	2023
Net cash provided by operating activities	$22.3	$21.2
Capital expenditures	(12.8)	(11.9)
Free Cash Flow	$9.5	$9.3

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2024:

•Angi Inc. had 503.4 million Class A and Class B common shares outstanding.
•IAC’s economic interest in Angi Inc. was 84.3% and IAC’s voting interest in Angi Inc. was 98.2%.
•Angi Inc. had $363 million in cash and cash equivalents and $500 million of debt (due August 15, 2028), which was held at ANGI Group, LLC (a subsidiary of Angi Inc.).

Between February 10, 2024 and May 3, 2024, Angi Inc. repurchased 3.2 million common shares for an aggregate of $7.1 million (average share price of $2.23 per share).

During the fourth quarter of 2023, Angi Inc. announced its intent to utilize the remaining 14.0 million shares in its stock repurchase authorization. As of May 3, 2024, Angi Inc. had 4.7 million shares remaining in its stock repurchase authorization, pursuant to which share repurchases can be made over an indefinite period of time in the open market and in privately negotiated transactions, depending on those factors management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.

CONFERENCE CALL

IAC and Angi Inc. will host a conference call to answer questions regarding their first quarter results on Wednesday, May 8, 2024, at 8:30 a.m. Eastern Time. This conference call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s and Angi Inc.’s businesses. The conference call will be open to the public at ir.angi.com and ir.iac.com.

DILUTIVE SECURITIES

Angi Inc. has various dilutive securities. The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

		Avg. Exercise	As of
	Shares	Price	5/3/24	Dilution At:

Share Price			$2.54	$3.00	$4.00	$5.00	$6.00

Absolute Shares as of 5/3/24	501.7		501.7	501.7	501.7	501.7	501.7

SARs	0.4	$3.01	—	—	—	0.1	0.1
Options	0.4	$11.41	—	—	—	—	—
RSUs and subsidiary denominated equity awards	28.8		7.5	7.5	7.4	7.4	7.3
Total Dilution			7.5	7.5	7.4	7.5	7.4
% Dilution			1.5%	1.5%	1.5%	1.5%	1.5%
Total Diluted Shares Outstanding			509.2	509.2	509.1	509.2	509.1
The dilutive securities presentation is calculated using the method and assumptions described below, which are different from those used for GAAP dilution, which is calculated based on the treasury stock method.

The Company currently settles all equity awards on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon exercise or vesting, and in the case of options, assuming no proceeds are received by the Company. Any required withholding taxes are paid in cash by the Company on behalf of the employees assuming a withholding tax rate of 50%. In addition, the estimated income tax benefit from the tax deduction received upon the exercise or vesting of these awards is assumed to be used to repurchase Angi Inc. shares. Assuming all awards were exercised or vested on May 3, 2024, withholding taxes paid by the Company on behalf of the employees upon net settlement would have been $34.5 million, assuming a stock price of $2.54 and a 50% withholding rate. The table above assumes no change in the fair value estimate of the non-publicly traded subsidiary denominated equity awards from the values used at March 31, 2024. The number of shares ultimately needed to settle these awards and the cash withholding tax obligation may vary significantly as a result of the determination of the fair value of the relevant subsidiary. In addition, the number of shares required to settle these awards will be impacted by movement in the stock price of ANGI.

GAAP FINANCIAL STATEMENTS

ANGI INC. CONSOLIDATED STATEMENT OF OPERATIONS
($ in thousands except per share data)
	Three Months Ended March 31,
	2024	2023
Revenue	$305,390	$355,497
Cost of revenue (exclusive of depreciation shown separately below)	12,497	16,937
Gross profit	292,893	338,560
Operating costs and expenses:
Selling and marketing expense	157,051	199,610
General and administrative expense	85,521	96,667
Product development expense	23,756	25,312
Depreciation	23,849	25,190
Amortization of intangibles	—	2,662
Total operating costs and expenses	290,177	349,441
Operating income (loss)	2,716	(10,881)
Interest expense	(5,038)	(5,029)
Other income, net	4,484	3,807
Earnings (loss) from continuing operations before income taxes	2,162	(12,103)
Income tax provision	(3,479)	(1,884)
Net loss from continuing operations	(1,317)	(13,987)
Loss from discontinued operations, net of tax	—	(1,013)
Net loss	(1,317)	(15,000)
Net earnings attributable to noncontrolling interests	(314)	(325)
Net loss attributable to Angi Inc. shareholders	$(1,631)	$(15,325)

Per share information from continuing operations:
Basic loss per share	$(0.00)	$(0.03)
Diluted loss per share	$(0.00)	$(0.03)

Per share information attributable to Angi Inc. shareholders:
Basic loss per share	$(0.00)	$(0.03)
Diluted loss per share	$(0.00)	$(0.03)

Stock-based compensation expense by function:
Selling and marketing expense	$1,232	$1,252
General and administrative expense	7,193	8,761
Product development expense	972	2,699
Total stock-based compensation expense	$9,397	$12,712

ANGI INC. CONSOLIDATED BALANCE SHEET
($ in thousands)
	March 31, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$363,337	$364,044
Accounts receivable, net	60,810	51,100
Other current assets	57,662	72,075
Total current assets	481,809	487,219

Capitalized software, leasehold improvements and equipment, net	99,893	109,527
Goodwill	885,234	886,047
Intangible assets, net	170,612	170,773
Deferred income taxes	147,258	148,183
Other non-current assets, net	50,169	54,466
TOTAL ASSETS	$1,834,975	$1,856,215

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Accounts payable	$30,534	$29,467
Deferred revenue	50,084	49,859
Accrued expenses and other current liabilities	161,606	179,329
Total current liabilities	242,224	258,655

Long-term debt, net	496,241	496,047
Deferred income taxes	3,034	2,739
Other long-term liabilities	50,433	54,266

Commitments and contingencies	—	—

SHAREHOLDERS’ EQUITY:
Class A common stock	109	107
Class B convertible common stock	422	422
Class C common stock	—	—
Additional paid-in capital	1,454,684	1,447,353
Accumulated deficit	(232,650)	(231,019)
Accumulated other comprehensive income	442	1,187
Treasury stock	(183,983)	(177,283)
Total Angi Inc. shareholders’ equity	1,039,024	1,040,767
Noncontrolling interests	4,019	3,741
Total shareholders’ equity	1,043,043	1,044,508
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,834,975	$1,856,215

ANGI INC. CONSOLIDATED STATEMENT OF CASH FLOWS
($ in thousands)
	Three Months Ended March 31,
	2024	2023

Cash flows from operating activities attributable to continuing operations:
Net loss	$(1,317)	$(15,000)
Less: Loss from discontinued operations, net of tax	—	(1,013)
Net loss attributable to continuing operations	(1,317)	(13,987)
Adjustments to reconcile net loss to net cash provided by operating activities attributable to continuing operations:
Depreciation	23,849	25,190
Provision for credit losses	15,910	23,731
Stock-based compensation expense	9,397	12,712
Non-cash lease expense (including impairment of right-of-use assets)	4,752	3,532
Deferred income taxes	1,253	(282)
Amortization of intangibles	—	2,662
Other adjustments, net	384	(366)
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(25,761)	(22,402)
Other assets	13,320	4,758
Accounts payable and other liabilities	(17,417)	(10,289)
Operating lease liabilities	(4,487)	(4,578)
Income taxes payable and receivable	2,148	845
Deferred revenue	265	(354)
Net cash provided by operating activities attributable to continuing operations	22,296	21,172

Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(12,798)	(11,862)
Purchases of marketable debt securities	—	(12,362)
Proceeds from sales of fixed assets	6	10
Net cash used in investing activities attributable to continuing operations	(12,792)	(24,214)

Cash flows from financing activities attributable to continuing operations:
Purchases of treasury stock	(6,860)	—
Withholding taxes paid on behalf of employees on net settled stock-based awards	(3,214)	(1,379)
Net cash used in financing activities attributable to continuing operations	(10,074)	(1,379)

Total cash used in continuing operations	(570)	(4,421)
Net cash used in operating activities attributable to discontinued operations	—	(2,111)
Net cash provided by investing activities attributable to discontinued operations	—	57
Total cash used in discontinued operations	—	(2,054)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(141)	179
Net decrease in cash and cash equivalents and restricted cash	(711)	(6,296)
Cash and cash equivalents and restricted cash at beginning of period	364,301	322,136
Cash and cash equivalents and restricted cash at end of period	$363,590	$315,840

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
($ in millions; rounding differences may occur)

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

	For the three months ended March 31, 2024
	Operating income (loss)	Stock-based compensation expense	Depreciation	Adjusted EBITDA
Ads and Leads	$19.8	$4.5	$16.9	$41.2
Services	(7.5)	1.4	6.1	0.0
Corporate	(15.1)	3.2	–	(11.9)
Total Domestic	(2.8)	9.0	23.1	29.3
International	5.5	0.4	0.8	6.7
Total	$2.7	$9.4	$23.8	$36.0

	For the three months ended March 31, 2023
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Adjusted EBITDA
Ads and Leads	$13.5	$5.5	$18.2	$2.7	$39.9
Services	(12.5)	4.2	6.1	–	(2.2)
Corporate	(14.9)	2.6	–	–	(12.4)
Total Domestic	(13.9)	12.3	24.3	2.7	25.3
International	3.0	0.4	0.9	–	4.4
Total	$(10.9)	$12.7	$25.2	$2.7	$29.7

RECONCILIATION OF FY 2024 OPERATING (LOSS) INCOME TO ADJUSTED EBITDA OUTLOOK

($ in millions)	FY 2024 Outlook
Operating (loss) income	($20)-$40
Depreciation	100-80
Stock-based compensation expense	40-30
Adjusted EBITDA	$120-$150

RECONCILIATION OF REPORTED REVENUE TO PRO FORMA NET REVENUE

	Three months ended
($ in millions)	March 31, 2024	March 31, 2023
Services
Reported Revenue	$20.5	$32.1
Adjustment (a)	–	(3.7)
Pro Forma Services Net Revenue	$20.5	$28.4

Total Angi Inc.
Reported Revenue	$305.4	$355.5
Adjustment (a)	–	(3.7)
Pro Forma Angi Inc. Net Revenue	$305.4	$351.8

(a) Q1 2023 reflects an adjustment to reported Services revenue for contracts entered into prior to January 1, 2023 which were reported as gross revenue in accordance with GAAP.

ANGI INC. PRINCIPLES OF FINANCIAL REPORTING

Angi Inc. reports Pro Forma Net Revenue, Adjusted EBITDA and Free Cash Flow, which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA is considered our primary segment measure of profitability and is one of the metrics, along with Pro Forma Net Revenue and Free Cash Flow, by which we evaluate the performance of our businesses and our internal budgets are based and may also impact management compensation. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results. Angi Inc. endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release. Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Pro Forma Net Revenue reflects the revenue for Services jobs on a net basis for all periods presented for the Services segment and on a consolidated basis. Angi Inc. modified the Services terms and conditions so that the service professional, rather than Angi Inc., has the contractual relationship with the consumer to deliver the service and Angi Inc.'s performance obligation to the consumer is to connect them with the service professional. This change in contractual terms requires revenue to be reported as the net amount of what is received from the consumer after deducting the amounts owed to the service professional providing the service effective for all arrangements entered into after December 31, 2022. We believe Pro Forma Net Revenue is useful for analysts and investors because it can enhance the comparability of revenue trends between periods, and we use it for that purpose internally.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of amortization of intangible assets and impairments of goodwill and intangible assets, if applicable. We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted EBITDA has certain limitations because it excludes the impact of these expenses.

Free Cash Flow is defined as net cash provided by operating activities attributable to continuing operations, less capital expenditures. We believe Free Cash Flow is useful to analysts and investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. For example, it does not take into account mandatory debt service requirements. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Non-Cash Expenses That Are Excluded from Adjusted EBITDA

Stock-based compensation expense consists of expense associated with the grants, including unvested grants assumed in acquisitions, of stock appreciation rights (SARs), restricted stock units (RSUs), stock options and performance-based RSUs and market-based awards. These expenses are not paid in cash, and we view the economic costs of stock-based awards to be the dilution to our share base; we also include the related shares in our fully diluted shares outstanding for GAAP earnings per share using the treasury stock method. Performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period). The Company is currently settling all stock-based awards on a net basis and remits the required tax-withholding amounts from its current funds.

Please see page 6 for a summary of our dilutive securities as of May 3, 2024, and a description of the calculation methodology.

Depreciation is a non-cash expense relating to our capitalized software, leasehold improvements and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as service professional relationships, technology and trade names, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairments of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Metric Definitions

Ads and Leads Revenue - Primarily comprises domestic revenue from consumer connection revenue for consumer matches, revenue from service professionals under contract for advertising and membership subscription revenue from service professionals and consumers.

Services Revenue – Primarily comprises domestic revenue from pre-priced offerings by which the consumer requests services through a Company platform and the Company connects them with a service professional to perform the service.

International Revenue – Primarily comprises revenue generated within the International segment (consisting of businesses in Europe and Canada), including consumer connection revenue for consumer matches and membership subscription revenue from service professionals and consumers.

Corporate – Reflects costs for corporate initiatives, shared costs, such as executive and public company costs, and other expenses not allocated to the operating segments.

Pro Forma Net Revenue – Effective January 1, 2023, we modified the Services terms and conditions so that the service professional, rather than Angi Inc., has the contractual relationship with the consumer to deliver the service and our performance obligation to the consumer is to connect them with the service professional. This change in contractual terms requires revenue to be reported as the net amount of what is received from the consumer after deducting the amounts owed to the service professional providing the service effective for all arrangements entered into after December 31, 2022. During the three months ended March 31, 2023, there was approximately $3.7 million worth of revenue that was recognized on a gross basis for contracts entered into prior to January 1, 2023. There is no impact to operating income (loss) or Adjusted EBITDA from the change in revenue recognition.

(a) Pro Forma Services Net Revenue – Reflects Services revenue on a net basis for all periods presented.

(b) Pro Forma Angi Inc. Net Revenue – Reflects Services revenue on a net basis for all periods presented and as reported revenue for the other segments, none of which had changes to their revenue recognition reporting.

Metrics

Service Requests - Reflect (i) fully completed and submitted domestic service requests for connections with Ads and Leads service professionals, (ii) contacts to Ads and Leads service professionals generated via the service professional directory from unique users in unique categories (such that multiple contacts from the same user in the same category in the same day are counted as one Service Request) and (iii) requests to book Services jobs in the period.

Monetized Transactions – Reflects (i) Service Requests that are matched to a paying Ads and Leads service professional in the period and (ii) completed and in-process Services jobs in the period; a single Service Request can result in multiple monetized transactions.

Monetized Transactions per Service Request – Monetized Transactions divided by Service Requests.

Transacting Service Professionals – The number of (i) Ads and Leads service professionals that paid for consumer matches or advertising and (ii) Services service professionals that performed a Services job, during the most recent quarter.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call, which will be held at 8:30 a.m. Eastern Time on Wednesday, May 8, 2024, may contain "forward‑looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "anticipates," "estimates," "expects," "plans" and "believes," among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: the Company’s future financial performance, business prospects and strategy, anticipated trends and prospects in the home services industry and other similar matters. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: (i) the continued migration of the home services market online, (ii) our ability to market our various products and services in a successful and cost-effective manner, (iii) the continued display of links to websites offering our products and services in a prominent manner in search results, (iv) our ability to expand our pre-priced offerings, while balancing the overall mix of service requests and directory services on Angi platforms, (v) our ability to establish and maintain relationships with quality and trustworthy service professionals, (vi) our continued ability to develop and monetize versions of our products and services for mobile and other digital devices, (vii) our ability to access, share and use personal data about consumers, (viii) our continued ability to communicate with consumers and service professionals via e-mail (or other sufficient means), (ix) our ability to continue to generate leads for service professionals given changing requirements applicable to certain communications with consumers, (x) any challenge to the contractor classification or employment status of our service professionals, (xi) our ability to compete, (xii) adverse economic events or trends (particularly those that impact consumer confidence and spending behavior), (xiii) our ability to maintain and/or enhance our various brands, (xiv) our ability to protect our systems, technology and infrastructure from cyberattacks and to protect personal and confidential user information (including credit card information), as well as the impact of cyberattacks experienced by third parties, (xv) the occurrence of data security breaches and/or fraud, (xvi) increased liabilities and costs related to the processing, storage, use and disclosure of personal and confidential user information, (xvii) the integrity, quality, efficiency and scalability of our systems, technology and infrastructures (and those of third parties with whom we do business), (xviii) changes in key personnel, (xix) various risks related to our relationship with IAC, (xx) our ability to generate sufficient cash to service our indebtedness and (xxi) certain risks related to ownership of our Class A common stock. Certain of these and other risks and uncertainties are discussed in Angi Inc.’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect Angi Inc.’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward‑looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward‑looking statements, which only reflect the views of Angi Inc.’s management as of the date of this press release. Angi Inc. does not undertake to update these forward-looking statements.

About Angi Inc.

Angi (NASDAQ: ANGI) helps homeowners get home projects done well and helps home service professionals grow their business. We started in 1995 with a simple goal to help people find skilled home pros in their area. Now more than 25 years later, we've evolved to help people with everything from finding, booking and hiring a skilled pro, to researching costs, finding inspiration and discovering project possibilities. With an extensive nationwide network of skilled home pros, Angi has helped more than 150 million people maintain, repair, renovate and improve their homes and has helped hundreds of thousands of small local businesses grow.

Contact Us

IAC/Angi Inc. Investor Relations
Mark Schneider
(212) 314-7400

Angi Inc. Corporate Communications
Noelle Brasier
(212) 314-7202

IAC Corporate Communications
Valerie Combs
(212) 314-7251

Angi Inc.
3601 Walnut Street, Denver, CO 80205 (303) 963-7200 http://www.angi.com